Form U-6B-2 Schedule I
Pepco Holdings, Inc. and Subsidiaries Quarter Ended December 31, 2004
	Issued during Quarter			Balance at End of Quarter
Company	Common Stock	External Long-Term Debt	Long-Term Promissory Notes	Short-Term Promissory Notes	Money Pool Advances (1)	External Short-term Debt	Capital Contributions Received

ATE Investment, Inc.	*	*	*	*	*	*	*
Atlantic Southern Properties, Inc.	*	*	*	*	*	*	*
Atlantic City Electric Company	0	0	0	0	0	32,730,000(2)	0
Delmarva Power & Light Company (3)	0	100,000,000	0	N/A	N/A	N/A	0

(1) Money pool interest rate at end of quarter = 2.542%
(2) Average weighted interest rate at end of quarter = 2.501%
(3) Long -term unsecured notes issued on 11/19/04 at 5%. Maturity date is 11/15/14.

* Confidential treatment requested.